EXHIBIT 10.09

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.

This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

EMPLOYMENT AGREEMENT NO. 1

Almaty                                            August 21, 2023

Special Purpose Company Freedom Finance SPC LTD, established in accordance with the laws of the Republic of Kazakhstan, BIN 210540900127, located at the address: Republic of Kazakhstan (the “RK”), Astana, Esil District, 16 Dostyk Street, 2, represented by the Chief Executive Director Baskakova O.S., acting on the basis of the Charter (the “Employer” or the “Company”), on the one hand, and

FULL NAME Akhmetov Kairat Bakibayevich (the “Employee”)
Citizenship Kazakhstan
Address of residence (registration) and address of actual residence [***]
Contact phone numbers
cell phone [***]
E-mail: [***]
Identification document
ID document No. [***] issued by [***] on [***], valid until [***]
IIN RK [***]

on the other side,
hereinafter jointly referred to as the “Parties” and individually as a “Party” have entered into this employment agreement (the “Agreement”) as follows:

CLAUSE 1. SUBJECT MATTER OF THE AGREEMENT

1.1. In accordance with the terms of the Agreement, the Employer employs the Employee and entrusts him/her to perform duties as Director of Private Company Freedom Telecom Holding Ltd., with the place of work (the “Place of Work”) of the Employer.
1.2. Place of work: City of Almaty.

CLAUSE 2. TERM OF THE AGREEMENT

2.1. The commencement of the Employee’s employment duties under this Agreement shall be August 21, 2023.
2.2. This Agreement shall be valid until August 21, 2024 inclusive or for an indefinite term. Upon expiry of the term of this Agreement, the Parties shall be entitled to extend it for an indefinite or definite term of not less than one year.

CLAUSE 3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1. The rights and obligations of the Parties are determined by this Agreement, acts of the Employer and collective bargaining agreement (if any), as well as the current legislation of the RK.
3.2. The Employee shall:
1)provide the Employer with the documents stipulated by the legislation of the RK for the conclusion of the Agreement
2)perform employment duties in accordance with agreements, this Agreement, collective bargaining agreement (if any), acts of the employer;

3)comply with labor discipline, namely, to observe and duly fulfill the obligations established by regulatory legal acts of the RK, agreements executed due to social partnership, this Agreement, collective bargaining agreement (if any), acts of the Employer, constituent documents of the Employer and applicable legislation of the RK;
4)comply with the requirements for occupational health and safety, fire safety and industrial sanitation at the workplace;
5)treat the Employer’s property and use any equipment necessary and (or) given to him for the performance of his official duties with care and for the intended purpose. The Employee is obliged to compensate for the damage caused by the breach of this obligation in accordance with the procedure established by the current legislation of the RK;
6)to notify the Employer of any situation that poses a threat to life and health of people, safety of the Employer’s and employees’ property, as well as the occurrence of downtime;
7)The Employee acknowledges that any willful failure to comply with or gross violation of the requirements set forth in this Agreement, as well as persistent or single violations causing loss and damage to the business or property of the Employer, may result in the Employee being subject to disciplinary action by the Employer or termination of the Agreement in accordance with the applicable laws of the RK;
8)not to disclose any information constituting official, commercial or other secret protected by law, which became known to him in connection with the performance of employment duties, including to comply with the requirements of Clause 4 of the Agreement;
9)compensate the Employer for the damage caused to the Employer within the limits established by the Labor Code and the laws of the RK, as well as the Non-Competition Contract (Agreement) and other agreements signed by the Parties;
10)after completion of professional training, retraining and advanced training at the Employer’s expense, to work for the Employer for the period agreed upon in the training agreement. If Employee terminates the Agreement before the term established by the training agreement at the Employee’s initiative or at the Employer’s initiative due to the Employee’s fault, the Employee shall reimburse the Employer for the costs related to his training in proportion to the unworked period of work;
11)in case any of his personal data is changed, not later than 10 (ten) working days from the date of change, notify the Employer in writing. In case of a change of last name, the Employee shall provide the Employer with documents for the new last name (identity card, etc.) and a document confirming the grounds for the change of the last name (marriage certificate, certificate of change of last name, divorce certificate, etc.);
12)immediately notify the Employer or the organizer of works about every occupational injury and other damage to the health of workers, signs of occupational disease (intoxication), as well as about the situation that poses a threat to life and health of people;
13)notify the Employer of any disability or other deterioration of health that prevents the continuation of employment duties;
14)comply with the requirements of the state labor inspector, technical inspector for labor protection, internal control specialists and medical treatment and recovery measures prescribed by medical institutions;
15)undergo training, instruction and knowledge testing on occupational health and safety in the order determined by the Employer and stipulated by the legislation of the RK;
16)fulfill other duties provided for by the current legislation of the RK.
3.3. The Employee shall have the right to:
1)conclude, amend, supplement, terminate and rescind this Agreement in the manner prescribed by the current legislation of the RK and the Agreement
2)demand from the Employer to fulfill the terms of this Agreement, collective bargaining agreement (if any);
3)working conditions that meet safety and sanitary requirements as defined in this Agreement;
4)obtain complete and accurate information on the state of working conditions and labor protection;
5)association, including the right to form a trade union, as well as membership in it, to represent and protect their labor rights, unless otherwise provided for by the laws of the RK;
6)protect their rights and legitimate interests by all means not contrary to the law;
7)timely and full payment of wages in accordance with the terms of the Agreement, collective bargaining agreement (if any);
8)rest, including paid annual leave;
9) payment of idle time in accordance with the Labor Code of the RK;
10)participate, through their representatives, in collective bargaining and in drafting the collective bargaining agreement, and familiarize themselves with the signed collective bargaining agreement (if any);
11)compensation for damage to health caused in connection with the performance of labor duties;
12)mandatory social insurance;
13)insurance against accidents in the performance of labor (official) duties;

14)guarantees and compensation payments provided for by this Agreement and the laws of the RK;
15)equal pay for equal work without discrimination;
16)apply for the resolution of an individual labor dispute, subsequently, to a conciliation commission and a court in accordance with the procedure provided for by law;
17)being provided with individual and collective protection means in accordance with the requirements stipulated by the legislation of the RK, as well as this Agreement, collective bargaining agreement (if any);
18)resolution of individual and collective labor disputes, including the right to strike, in accordance with the procedure established by the laws of the RK;
19)providing for the protection of personal data held by the Employer;
20)a workplace equipped in accordance with health and safety requirements;
21)provision of sanitary and living premises, personal and collective protection equipment in accordance with the requirements for occupational safety and health, as well as this Agreement and collective bargaining agreements;
22)participate personally or through a representative in the inspection and consideration of issues related to the improvement of labor conditions, safety and labor protection;
23)refuse to perform work in case the Employer fails to provide the Employee with personal and (or) collective protective equipment and in the event of a situation that poses a threat to his/her health or life, with written notice to the immediate supervisor or the Employer;
24)education and professional training, necessary for safe performance of labor duties, in accordance with the procedure established by the legislation of the RK;
25)receive reliable information from the Employer about the characteristics of the workplace and the territory of the organization, the state of working conditions, safety and health protection, the existing risk of health damage, as well as measures to protect him/her from exposure to harmful and (or) dangerous industry factors;
26)to retain the average salary for the period of suspension of the organization’s work due to non-compliance with occupational health and safety requirements;
27)exercise other rights provided for by the current legislation of the RK.
3.4. The Employer shall:
1)comply with the requirements of the labor legislation of the RK, agreements in the order of social partnership, Agreement, collective bargaining agreement (if any), acts issued by the Employer;
2)upon employment, to conclude the Agreement with the Employee in accordance with the procedure and on the terms and conditions established by the Labor Code of the RK;
3)provide the Employee with the work stipulated in the Agreement;
4)familiarize the Employee with the company’s internal labor regulations, other acts of the Employer directly related to the Employee’s work (job function), and the collective bargaining agreement (if any);
5)consider the proposals of employee representatives and provide employee representatives with complete and accurate information necessary for collective bargaining, collective bargaining agreements, and monitoring their implementation;
6)conduct collective bargaining in accordance with the procedure established by the Labor Code;
7)provide the Employee with working conditions in accordance with the labor legislation of the RK, the Agreement, collective bargaining agreement (if any);
8)provide the Employee with equipment, tools, technical documentation and other means necessary for the performance of labor duties at the Employer’s own expense;
9)timely and in full pay to the Employee wages and other payments stipulated by regulatory legal acts of the RK, the Agreement, collective bargaining agreement (if any), acts of the Employer;
10)provide information to the authorized body on employment issues in accordance with the requirements of the employment legislation of the RK;
11)implement internal controls on occupational health and safety;
12)comply with the instructions of state labor inspectors;
13)suspend work if its continuation poses a threat to the life, health of the Employee and other persons;
14)carry out mandatory social insurance of the Employee and contributions for mandatory medical insurance;
15)insure the Employee against accidents in the performance of labor (service) duties;
16)provide the Employee with annual paid labor leave;
17)ensure the safekeeping and submission to the state archive of documents confirming the Employee’s labor activity and information on withholding and deduction of money for his/her pension provision;
18)warn the Employee about harmful and (or) dangerous working conditions and the possibility of occupational disease;
19)take measures to prevent risks at workplaces and in technological processes, to carry out preventive work taking into account production and scientific and technical progress;

20)keep records of working hours, including overtime work, work in harmful and (or) hazardous working conditions, heavy work performed by the Employee;
21)compensate for harm caused to the life and health of an employee in the performance of his/her labor (service) duties in accordance with the Labor Code of the RK and other laws of the RK;
22)demand at employment the documents necessary for the conclusion of the Agreement in accordance with the current legislation of the RK;
23)collect, process and protect the Employee’s personal data in accordance with the legislation of the RK on personal data and its protection;
24)fulfill other duties provided for by the current legislation of the RK.
3.5. The Employer has the right to:
1)freedom of choice in hiring;
2)amend, supplement, terminate the Agreement with the Employee in the manner prescribed by the laws of the RK;
3)issue, within the limits of his/her authority, acts of the Employer, including orders, instructions, regulations, provisions, labor regulations and other documents in accordance with the legislation of the RK;
4)establish and join associations for the purpose of representing and defending their rights and interests;
5)require the Employee to fulfill the terms and conditions of the Agreement, collective bargaining agreement (if any), labor regulations and other acts of the Employer;
6)provide incentives to employees, impose disciplinary penalties, and hold employees financially liable in cases and in accordance with the procedure stipulated by the Labor Code of the RK;
7)compensate for damage caused to the Employee in the performance of labor duties in accordance with the laws of the RK;
8)apply to the court in order to protect their rights and legitimate interests in the sphere of labor;
9)provide employees with professional training, retraining and professional development in accordance with the Labor Code of the RK;
10)reimbursement of its costs associated with the Employee’s education in educational organizations at the Employer’s direction, in accordance with the education agreement (training contract);
11)apply for the resolution of an individual labor dispute to a conciliation commission or a court in accordance with the procedure provided for by the Labor Code of the RK;
12)suspend and bring to disciplinary liability the Employee in case he/she violates the requirements for occupational safety and health in accordance with the procedure established by the Labor Code of the RK;
13)exercise other rights provided for by the current legislation of the RK.

CLAUSE 4. CONFIDENTIAL INFORMATION

4.1. Confidential information of the Employer is the Documentation (as defined in Clause 4.2. of the Agreement), as well as other information constituting commercial, financial, official secrets, undisclosed information, secrets and production technology, results of intellectual activity and intellectual property and copyright objects, any information about partners, information about the management structure of the Company, methods of tax planning and tax optimization, other protected information of any member of the Group of Persons (as defined in Clause 4.3. of the Agreement). Confidential Information includes, among other things, data on the identity and financial, commercial and other activities of any member of the Group of Persons, information on the Employee’s job duties, the amount of his/her salary and remuneration, personal data of the employees of the Group of Persons, as well as any other information defined by the Employer as confidential and the disclosure of which may be considered by the Employer as activities detrimental to the Employer and (or) its customers, partners, or relating to commercial transactions and other matters.
Neither the Employer nor the members of the Group of Persons shall be required to designate the above designated information as Confidential Information in order for it to qualify as such.
4.2. Documentation is any records, memos, information, data, intellectual property and copyrights, electronic data carriers, films, photographs, plans, drawings, product samples, in any version and in any form (paper, electronic, other) relating to any member of the Group of Persons, including, inter alia, relating to their activities, production products, technological processes, software and program codes, information about clients and their brokerage accounts/investment portfolios, and information about their clients and their investment portfolios. The Documentation is the exclusive property of the Employer, unless it is the property of another member of the Group of Persons.
4.3. “Group of Persons” means: The Employer, its clients, founders, employees other than the Employee, contract counterparties, other persons related to the Employer, including related and affiliated legal entities and individuals defined in accordance with the laws of the RK.

4.4. The use of Confidential Information includes: any use, practical application, study, disclosure, transfer, disclosure, publication of Confidential Information (any part thereof) by the Employee, granting access to Confidential Information (any part thereof) by the Employee to persons other than the respective right holder, personal use, other acts and omissions on the part of the Employee that may result in violation of the legitimate interests of any member of the Group of Persons with respect to Confidential Information.
4.5. The Employee is obliged to keep Confidential Information secret and may not use the Confidential Information in any way, except in cases: when it is used for official purposes in the interests of the Employer and when disclosure of Confidential Information is mandatory for the Employee at the request of the authorized state bodies of the RK or the court in accordance with the legislation of the RK. The Employee shall immediately notify the Employer of the need for disclosure and of any disclosure of Confidential Information.
4.6 Employees may not take the Documentation outside the Employer’s office and use the Confidential Information, including sending it by e-mail and copying it to any media, using facsimile transmission, etc., or otherwise allow its disclosure and/or distribution without the Employer’s authorization.
4.7. In the event of termination of the Agreement and the employment relationship for any reason, the Employee undertakes to deliver (provide) to the Employer immediately and without delay within 2 (two) days all Documentation and other property belonging to the Employer, its affiliates, which is in the Employee’s possession or under his control, and he shall not retain copies of these documents.
4.8. In case of breach of the requirements set forth in Clause 4 of the Agreement, the Employee shall be liable in full (including compensation of losses) in accordance with the applicable laws of the RK.

CLAUSE 5. INTELLECTUAL PROPERTY

5.1. All proprietary (exclusive) rights of the Employee to intellectual property objects (hereinafter referred to as “Service Work”) created by the Employee in the performance of official duties or official assignment of the Employer shall belong to the Employer in accordance with the laws of the RK and international treaties. The right to open access to the work to an indefinite number of persons (right to publicize) for works created in the performance of official duties or official assignment of the Employer shall belong to the Employer. The Employer has the right to revoke the earlier decision to publicize the work (right of revocation).
5.2. The right to obtain any protection document for intellectual property objects and copyrights, including innovative patent, patent, certificate of trademark registration or certificate of state registration of copyright (the “Protection Document”), created by the Employee, not related to the performance of his/her official duties or a specific assignment received from the Employer, but using information, as well as material, technical and other means of the Employer, shall belong to the Employer.
5.3. The Employer owns property (exclusive) rights to use the Service Work in any form and by any means, which means the right to carry out, authorize or prohibit the implementation of any actions contrary to the legislative acts of the RK, international treaties, including:
1)to reproduce the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] (right of reproduction);
2)distribute the original or copies of the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] in any way: sell, exchange, rent (lease), perform other operations, including in an open information and communication network (right of distribution);
3)import copies of the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] for distribution purposes (import right);
4)publicly display the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] (right of public display);
5)make the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] available to the public (right to make it available to the public);
6)publicly communicate the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] to the public (communicate the Service Work to the public), including broadcasting or cablecasting (right of public communication);
7)to broadcast the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,], including the first and (or) subsequent broadcasting for public information (the right to broadcast);
8)communicate the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] by cable, including the first and (or) subsequent cable communication to the public (the right to cable communication);
9)remake, use the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,] as a basis for creating other images and/or volumetric and spatial forms or otherwise rework the

Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement,]. Processing shall mean, including but not limited to, the creation of a derivative work (processing and the like) (right of processing).:
10)dispose of and/or encumber by any means the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement];
11)perform other actions not contrary to the applicable law.
The exclusive right implies the right of the Employer to use the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] in any way it sees fit, as well as to authorize third parties to use the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] or to assign the right to the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] during the entire term of the exclusive right to the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] on the territory of any country of the world where the exclusive right to the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] is protected.
5.4. The Employee hereby agrees that the salary paid in accordance with this Agreement shall be the proper and exclusive author remuneration of the Employee for the Service Work [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement].
5.5. The Employee shall transfer to the Employer the Service Work (intellectual property object) [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] created in the course of performance of his/her official duties or official assignment of the Employer [and/or the object of intellectual property provided for in Clause 5.2 of the Agreement] under the transfer and acceptance act or within the framework of official correspondence or saving the working file on the material and technical base of the Employer or its agents providing information and technical services to the Employer and/or the companies of its corporate group.
5.6. The Employee shall not without a consent of the Employer to use the products (source code, schemes, models and other) that he developed during the effective term of the Agreement.
The Employer has the right, in any use of the Service Work, to indicate its name as the owner of the intellectual property right. The Employee agrees that when the Employer uses the Service Work, the Employee's name as the author of the Service Work will not be indicated or require such indication.
Clause 5 shall survive the termination of this Agreement and the termination of the Employee’s employment.

CLAUSE 6. BUSINESS TRIPS AND TRANSFERS

6.1. The Employee acknowledges that he/she may from time to time be seconded to other regions of the Republic of Kazakhstan and beyond on the Employer’s business and in the Employer’s interests to perform the duties arising from this Agreement to the extent permitted by the laws of the Republic of Kazakhstan.
6.2. In case the Employee is seconded to another location, the Employer shall compensate the Employee:
1) per diem for calendar days on a business trip, including travel time;
2) travel expenses to and from the place of destination;
3) the cost of renting residential premises;
4) other expenses provided for in a separate agreement with the Employer.
6.3. Upon the Employee’s consent, the Employee may be transferred to another job, including:
1)change of the Employee’s labor function, i.e. performance of work in another position, specialty, profession, qualification;
2)assignment of work, in the performance of which the labor conditions (amount of wages, working hours and rest time, benefits and other conditions) stipulated by this Agreement are changed;
3)transfer to a separate structural subdivision of the Employer, namely a branch or representative office;
4)transfer to another location together with the Employer.
6.4. If necessary, in accordance with the requirements of the current legislation of the RK, the transfer of the Employee to another job is formalized by making appropriate amendments to this Agreement and by an act of the Employer.
6.5. The transfer of the Employee to another workplace or to another structural subdivision of the Employer in the same area within the same position, specialty, profession, qualification stipulated by this Agreement shall not be a transfer to another job and does not require the Employee’s prior consent.

CLAUSE 7. LABOR CONDITIONS AND SAFETY. INSURANCE

7.1.The work assigned to the Employee under the Agreement shall not be classified as heavy work, work with harmful, especially harmful or hazardous working conditions.
7.2.The Employee shall not be allowed to work independently until he/she has undergone preliminary training, internship, instructing, knowledge testing and other mandatory formalities (if any are required by the laws of the RK for the Employee’s admission to work) on occupational health and safety issues. Until that moment the Employee is not entitled to perform work independently.
7.3.The Employer undertakes to create for the Employee sanitary and hygienic conditions stipulated by the legislation of the RK, as well as other conditions agreed upon by the Parties for the Employee to perform the labor function stipulated by the Agreement.
7.4.The Employer shall provide the Employee with a workplace in the Employer’s workplace, located at the place of work determined by the Agreement, equipped in accordance with the safety and labor protection requirements. At the first request of the Employer and within the period set by the Employer, the Employee undertakes to immediately return to the Employer the property received from the Employer.
7.5.The Employer’s liability for damage caused to the Employee’s life and health in the performance of his/her labor duties (total or partial disability) is subject to insurance in accordance with the current legislation of the RK. The Employer is obliged to reimburse the Employee for the difference between the sum insured and the actual amount of damage. In the absence of insurance indemnity payments to the Employee, the Employer is obliged to compensate him/her for the damage in the manner and on the terms stipulated by the current legislation of the RK.
7.6.Insurance of civil liability of the Employer for causing harm to the life and health of the Employee in the performance of his/her labor (service) duties shall be carried out in the manner and on the terms provided for by the current legislation of the RK.

CLAUSE 8. PAYMENT FOR WORK

8.1.For the work performed, the Employer undertakes to pay the Employee who has worked the full monthly working hours and fulfilled the labor norms (labour duties) a salary in the amount specified in Annex 1 to this Agreement in accordance with the procedure established by the Employer’s acts. The Employer shall withhold from the Employee’s wages and transfer to the budget income tax and other necessary taxes (if such are subject to withholding on legal grounds), withheld at source, mandatory pension contributions and other deductions in accordance with the current legislation of the RK.
8.2.Wages shall be paid to the Employee by the tenth (10th) day of the month following the month worked. If the day of payment of wages coincides with a weekend or public holiday, the payment shall be made on the day before it. The Employer is entitled to pay the wages to the Employee earlier than the established date, including by dividing the total amount of wages into several parts paid on different days, but not later than the deadline established by the Agreement.
8.3.The method and place of payment of wages and other payments to the Employee are determined by the Employer. At the decision of the Employer, payments to the Employee may be made in cash or by transferring money to the Employee’s bank account (card or other account).
8.4.In order to increase the Employee’s interest in improving the efficiency of production and the quality of work performed, the Employer has the right to introduce bonus systems and other forms of labor incentives, as well as has the right, at its discretion, to pay to the Employee one-time incentive payments in accordance with the procedure and on the terms stipulated by the Employer’s acts.
8.5.For work on weekends and holidays, the Employee shall, at his/her request, be given another day of rest or shall be paid at one and one-half times the daily (hourly) rate of the Employee.
8.6.Upon termination of the Agreement, payment of amounts due to the Employee shall be made no later than three working days after termination.

CLAUSE 9. WORKING HOURS AND REST PERIODS

9.1.The employee shall be assigned a five-day work week with a daily working time of eight (8) hours, totaling forty (40) working hours per week.
9.2.A 5-day working week with 2 days off is established for the Employee. In case of industrial necessity, conditioned by the work schedule of the Workplace, the Employee may be engaged in overtime work, work on holidays and weekends in accordance with the procedure and on the terms stipulated by the current legislation of the Republic of Kazakhstan.
9.3.The Employee may apply for permission to work a modified schedule in accordance with the production necessity and taking into account the social and personal needs of the Employee. The Employer reserves the right in the future to establish shifts, division of daily working hours into parts, flexible working hours, other working days and hours or otherwise change working hours in accordance with the laws of the RK. If necessary, the shift schedule of employees shall be established by an act of the Employer.
9.4.The working hours, rest time, work schedule and break time for the Employee shall be set as follows: a normal working day shall last from 09.00 to 18.00 with a break from 13.00 to 14.00 for rest and meals.
9.5.The current legislation of the RK applies to the duration of rest between working days, weekends and official holidays.
9.6.The Employer guarantees to the Employee a paid annual labor leave (the “Labor Leave”) of twenty-eight (28) calendar days with retention of the place of work, position and average salary.
9.7.Paid annual labor leave is granted to the Employee in accordance with the vacation schedule, which is annually approved by the Employer. Paid annual labor leave may be granted in parts, and one part of the paid annual labor leave shall not be less than two calendar weeks, taking into account industrial necessity. Notice of intent to take regular annual leave must be given by the Employee in writing. Paid annual labor leave shall be granted to the Employee for the first and subsequent years of employment by agreement of the Parties at any time of the working year.
9.8.The Labor Leave may be interrupted by the Employer only with the Employee’s written consent. The Employee’s refusal of the Employer’s offer is not a violation of labor discipline.
9.9.The unused part of the paid annual labor leave due to recall shall, upon agreement of the Parties to the Agreement, shall be granted during the current year or in the next working year at any time or shall be joined to the paid annual labor leave for the next working year.
9.10.It is forbidden not to grant the Labor Leave for 2 (two) consecutive years. In order to comply with this legal requirement, if the Employee fails to agree with the Employee on the order of granting a particular Labor Leave in full or in part, the Employer may grant such Labor Leave (part thereof) to the Employee by its order unilaterally, having familiarized the Employee with the order.
9.11.At the Employee’s request, he/she may be granted unpaid leave for a duration determined by agreement of the Parties.
9.12.Based on the Employee’s written application, the Employer shall grant a leave of absence without pay of up to five (5) calendar days if the event of:
1)registration of the Employee’s marriage;
2)birth of the Employee’s child;
3)death of the Employee’s immediate family members;
4)in other cases stipulated by the collective bargaining agreement (if any).
9.13. Provision of social leave to the Employee in connection with the birth of a child (children), adoption of a newborn child (children) is carried out under the conditions stipulated by the legislation of the RK.

CLAUSE 10. REGIME OF GUARANTEES AND COMPENSATIONS. SOCIAL BENEFITS

10.1.The Employer shall pay compensation to the Employee in the amount and in cases stipulated by the current legislation of the RK (including compensation upon termination of this Agreement; compensation for unused vacation, for work on holidays and weekends, compensation for travel expenses and other compensation stipulated by the legislation of the RK). In cases when the amount of such compensations is not determined by the norms of the current legislation of the RK, the amount of compensations shall be determined by an additional agreement of the Parties.
10.2.Compensation for unused vacation or part thereof, as well as compensation for work on holidays and weekends may be replaced by the provision of other days of rest at the Employee’s request.
10.3.By additional agreement of the parties, when the Employee uses personal property in the interests of the Employer and with his/her consent, the Employer shall make compensation payment for the use, depreciation (amortization) of tools, personal vehicles, other technical means and expenses for their operation.
10.4.The Employer shall make compensatory payments for loss of work in the amount of the average monthly salary in the following cases: 1) when the Agreement is terminated at the initiative of the Employer in case of liquidation of the Employer as a legal entity; 2) when the Agreement is terminated at the initiative of the Employer in case of reduction in number or staff of employees; 3) when the Agreement is terminated at the initiative of the Employee in case of non-fulfillment of the terms and conditions of the employment agreement by the Employer.
10.5.The Employer is obliged to pay the Employee social benefits for temporary incapacity for work at the Employer’s expense.
10.6.The basis for payment of social benefits for temporary incapacity for work are certificates of incapacity for work issued in accordance with the procedure approved by the authorized body in the field of health care.

10.7.Social benefits for temporary disability shall be paid to the Employee from the first day of disability until the day of restoration of the ability to work or until the establishment of disability in accordance with the legislation of the RK.
10.8.The amount of social benefits for temporary disability is determined by the Government of the RK, the procedure for appointment and payment is determined by the authorized state labor authority.

CLAUSE 11. EMPLOYEE’S PERSONAL DATA

11.1.The Employer shall process (receive, store, transfer) the Employee’s personal data in accordance with the procedure stipulated by this Agreement and the current legislation of the RK. At the same time, personal data within the framework of labor relations between the Employee and the Employer shall mean information about the Employee necessary for the emergence, continuation and termination of labor relations, including, but not limited to: data contained in registration, records and other documents identifying the Employee’s identity; education, qualifications, specialty; property, social and official status of the Employee; place of residence of the Employee; the Employee’s attitude to religion, political beliefs, belonging to a clan or class, public associations, military service, work experience and places of previous employment, the Employee’s personal and business skills (personal and family life, including personal data of the Employee’s family members), other data that by virtue of the agreement of the parties or the legislation of the RK considered as the Employee’s personal data.
11.2.When processing Employee’s personal data, the Employer shall comply with the following requirements:
1)processing of Employee’s personal data is carried out in order to ensure compliance with the regulatory legal acts of the RK, to assist the Employee in employment, training and promotion, to ensure personal safety of the Employee;
2)the scope and content of the Employee’s personal data processed shall be determined in accordance with this Agreement, the Employer’s internal documents and the laws of the RK;
3)personal data shall be submitted to the Employer personally by the Employee.
11.3. The Employer shall not have the right to demand from the Employee information about his/her political, religious and other beliefs, private life, membership or activity in public associations, including trade unions.
11.4. When making decisions affecting the interests of the Employee, the Employer may not base its decisions on the Employee’s personal data obtained as a result of automated processing or by electronic means.
11.5. Protection of the Employee’s personal data shall be provided by the Employer in accordance with the procedure established by the legislation of the RK.
11.6. The order of storage of personal data of the Employee in the Company is established by the relevant act of the Employer in compliance with the requirements established by the legislation of the RK. The Employee shall be familiarized with the Employer’s act establishing the procedure for storage of the Employee’s personal data.
11.7. In order to ensure the protection of personal data held by the Employer, the Employee has the right to:
1)free access to his/her personal data, including the right to receive copies of records containing the Employee’s personal data, except for cases provided for by the legislation of the RK;
2)exclusion or correction of incorrect or incomplete personal data, as well as data processed in violation of the requirements of the legislation of the RK;
3)require the Employer to notify the persons to whom incorrect or incomplete personal data of the Employee was previously communicated of the corrections made therein;
4)appeal to the court against the Employer’s actions (inaction) in processing the Employee’s personal data.

CLAUSE 12. LIABILITY OF THE PARTIES

12.1. For improper fulfillment of obligations stipulated by this Agreement the Parties shall be liable in accordance with the current legislation of the RK.

CLAUSE 13. TERMINATION AND RESCISSION OF THE AGREEMENT

13.1. This Agreement may be terminated in accordance with the procedure stipulated by the current legislation of the RK on the following grounds:
1)by agreement of the Parties;
2)due to the expiration of the Agreement;
3)on the Employer’s initiative;
4)in connection with the Employee’s transfer to another employer;
5)at the initiative of the Employee;

6)in the event of circumstances beyond the control of the Parties;
7)in case of the Employee’s refusal to continue the employment relationship;
8)in case of the Employee’s transition to an elective job (position) or appointment to a position that excludes the possibility of continuing labor relations, except as provided for by the legislation of the RK;
9)in case of breach of the terms for conclusion of the Agreement.
13.2. A Party to the Agreement, which has expressed a desire to terminate the Agreement by agreement of the Parties, shall send a written notice to the other Party. The Party receiving such notice shall be obliged to inform the other Party in writing of the decision made within 3 (three) working days. The date of termination of the Agreement by agreement of the Parties shall be determined by agreement between the Employee and the Employer. The Agreement may be terminated by the Employer without complying with the requirements of this subparagraph with a compensation payment in the amount of one average salary.
13.3. This Agreement may be unilaterally terminated at the initiative of the Employer on the following grounds:
1)liquidation of the Employer;
2)reduction in the number or staff of employees;
3)decrease in the volume of production, work performed and services rendered, resulting in deterioration of the Employer’s economic condition;
4)inconsistency of the Employee with the position held or work performed due to insufficient qualification confirmed by the results of attestation;
5)incompatibility of the Employee with the position held or work performed due to a health condition that prevents the Employee from continuing this work;
6)the Employee’s absence from work without a valid excuse for three or more consecutive hours in one working day (working shift);
7)the Employee’s presence at work in a state of alcoholic, narcotic, psychotropic, toxicomaniacal intoxication (their analogs), including in cases of consumption during the working day of substances causing a state of alcoholic, narcotic, toxicomaniacal intoxication (their analogs);
8)refusal to undergo medical examination to establish the fact of use of substances causing the state of alcoholic, narcotic, toxicomaniacal intoxication, confirmed by the relevant act;
9)violation of labor protection or fire safety rules by the Employee, which has caused or could have caused serious consequences, including occupational injuries and accidents;
10)theft (including petty theft) of other people’s property, willful destruction or damage of property, established by an enforceable court sentence or ruling;
11)committing culpable acts or omissions by the Employee servicing cash or commodity values, if such acts or omissions give grounds for loss of trust in him/her on the part of the Employer;
12)disclosure by the Employee of information constituting confidential information and other secrets protected by law, which became known to him/her in connection with the performance of labor duties;
13)repeated non-performance or improper performance of labor duties by the Employee without valid reasons, if he/she has a disciplinary penalty;
14)submission by the Employee to the Employer of knowingly false documents or information when concluding this Agreement, if the true documents or information could have been grounds for refusal to conclude the Agreement;
15)the Employee’s absence from work for more than two consecutive months due to temporary disability, except for cases when the Employee is on maternity leave, or if the disease is included in the list of diseases for which a longer period of disability is established, approved by the authorized state body in the field of health care;
16)the Employee has committed a corruption offense, which, in accordance with a judicial act, excludes the possibility of further employment;
17)the Employee reaches the retirement age established by the Law of the RK “On Pension Provision in the RK”, with the right to annually extend the term of the employment agreement by mutual agreement of the parties;
18)the Employee’s absence from work for more than one month for reasons unknown to the Employer.
13.4. In case of termination of the Agreement at the initiative of the Employee, the Employee shall notify the Employer in writing at least one month in advance. With the Employer’s written consent, the termination of the employment Agreement may be made before the expiry of the notice period.
13.5. In case of termination of the Agreement on the grounds stipulated in subclauses 2) and 3) of Clause 13.3, the Employer shall notify the Employee in writing of the termination of the Agreement at least one month in advance. With the Employee’s written consent, the Agreement may be terminated before the expiration of the notice period. By agreement of the parties, the notice period may be replaced by payment of wages proportional to the unworked period.
13.6. Termination of the Agreement shall be formalized by an act of the Employer, which specifies the grounds for termination of the Agreement in accordance with the laws of the RK. A copy of the Employer’s act on the termination of the Agreement shall be handed to the Employee or sent to him/her by letter with a notice within three days.
13.7. The date of termination of the Agreement shall be the last day of work, except for cases stipulated by the legislation of the RK. On the day of termination of the Agreement, the Employer is obliged to issue a labor book or other document confirming the employment of the Employee.

CLAUSE 14. LABOR DISPUTES

14.1. Individual labor disputes are considered by conciliation commissions, and in case of unresolved issues or failure to implement the decision of the conciliation commission - by courts.
14.2 The dispute is considered in the presence of the applicant and (or) his authorized representative within the limits of delegated powers in accordance with normative legal acts of the RK.
14.3 The conciliation commission shall be obliged to consider the dispute within fifteen working days from the date of registration of the application and issue copies of the decision to the parties to the dispute within three days from the date of its adoption.
14.4. The decision of the conciliation commission is subject to execution within the term established by it, except for the dispute on reinstatement on the job.
14.5 If the Employee or the Employer fails to fulfill the decision of the conciliation commission within the established term, the Employee or the Employer shall have the right to appeal to the court.

CLAUSE 15. AGREEMENT MODIFICATION

15.1. Amendments and additions to this Agreement, including transfer to another job, shall be made by the Parties in writing in the form of an additional agreement.
15.2. The notice on change of the Agreement conditions shall be submitted by one of the parties and considered by the other party within five working days from the date of its submission. The party that has received a notice of change in the terms and conditions of this Agreement, including transfer to another job, shall be obliged to notify the other party of the decision within the term set forth in this Clause.
15.3. In connection with changes related to reorganization or changes in economic, technological conditions, conditions of labor organization and (or) reduction in the scope of work at the Employer, it is allowed to change the working conditions of the Employee when he/she continues to work in accordance with his/her specialty or profession, corresponding qualification.

CLAUSE 16. OTHER CONDITIONS

16.1. Other issues not governed by this Agreement shall be settled on the basis of the current legislation of the RK.
16.2. The invalidation of this Agreement through the fault of the Employer shall not entail the loss of the Employee’s right to wages, compensation for unused days of paid annual leave, other payments and benefits. The invalidation of individual provisions of the Agreement shall not entail invalidity of the entire Agreement.
16.3. In case of change of the Company’s name, change of the owner of the Company’s shares, reorganization of the Company, employment relations with the Employee shall continue unchanged.
16.4. This Agreement is made in two copies: in two copies in the Russian and Kazakh languages having equal legal force, one copy for each of the Parties.

CLAUSE 17. SIGNATURES OF THE PARTIES

EMPLOYER /s/ Baskakova O.S. Baskakova O.S. Chief Executive Director of Special Purpose Company FREEDOM FINANCE SPC LTD (signature) (seal)	EMPLOYEE /s/ Akhmetov Kairat Bakibayevich Full Name in Words Akhmetov Kairat Bakibayevich

Second copy of the Agreement received /s/ Akhmetov Kairat Bakibayevich
Full Name in Words
Akhmetov Kairat Bakibayevich

Annex 1
to the Employment Agreement
No. 1 dated August 21, 2023

1. The Employer sets the Employee’s salary as follows:
The monthly salary of the Employee shall be 18,470,000 (eighteen million four hundred seventy thousand) Tenge (excluding contributions for mandatory social medical insurance, mandatory pension contributions to the accumulative pension fund and individual income tax and other mandatory payments at the rates to the budget in the manner determined by the legislation of the Republic of Kazakhstan).

EMPLOYER SPECIAL PURPOSE COMPANY FREEDOM FINANCE SPC LTD Name BASKAKOVA O.S., CHIEF EXECUTIVE DIRECTOR /s/ Baskakova O.S. Baskakova O.S. (signature/ seal)	EMPLOYEE /Akhmetov K.B./ /s/ Akhmetov K.B. Akhmetov K.B.

Annex No. 2
to the Employment Agreement
No. 1 dated August 21, 2023

OBLIGATION
on non-disclosure of confidential information

City of Astana                                        August 21, 2023

I, Kairat Bakibayevich Akhmetov, being an employee of Special Purpose Company Freedom Finance SPC LTD, undertake to:
1.During the period of work not to disclose confidential information, which will be entrusted or become known to me in the performance of my labor duties, as well as within three years from the date of termination (rescission) of the employment agreement with Freedom Finance SPC LTD.
2. Not to transfer without the consent of Special Purpose Company Freedom Finance SPC LTD to third parties and not to publicly disclose information that is confidential information, except in cases when the transfer of such information is part of the job duties of the employee or provided for in the contract between this person and Special Purpose Company Freedom Finance SPC LTD or authorized in the manner defined by the internal regulatory documents of the Company.
3. In case of an attempt by unauthorized persons to obtain confidential information, immediately inform the management of Freedom Finance SPC LTD.
4. Maintain trade secrets of persons and organizations with whom Freedom Finance SPC LTD has business relations.
5. Not to use knowledge of information that is confidential information to engage in any activity that, as a competitive action, may harm Freedom Finance SPC LTD and/or its customers or counterparties.
6. Not to communicate orally or in writing to anyone, the information constituting confidential information of Special Purpose Company Freedom Finance SPC LTD.
7. Immediately notify the management of Freedom Finance SPC LTD of the loss or shortage of media with information that is confidential information, certificates, passes, keys to premises, vaults, safes (metal cabinets), seals, stamps and other facts that may lead to the disclosure of information that is confidential information, as well as the causes and conditions of the possible leakage of such information.
8. To fulfill the requirements of the internal normative and administrative documents of Freedom Finance SPC LTD on ensuring the safety of data that is confidential information.
9. In the event of termination of employment relationship, to ensure the transfer to the authorized persons of Special Purpose Company Freedom Finance SPC LTD of all media with information that is confidential information, which were at my disposal in connection with the performance of my official duties.
10. Not to disclose or use for myself or third parties the information related to confidential information in case of termination of employment.
11. Not to disclose and not to use for myself or other persons the information I have obtained during my employment with Freedom Finance SPC LTD, which is confidential information for a period of 3 (three) years from the date of termination of my employment.
I acknowledge that the personal computers (desktop and laptop computers), tablet devices, cell phones, other technical devices with the ability to access the Internet, as well as personal e-mail addresses created by the employer for the employees shall be used exclusively for receiving and transmitting information of work-related nature. And I agree that the use of the above means for personal purposes is not permitted.
I acknowledge and have been warned that the employer has the right to access information about the web pages I have viewed on the Internet, as well as the content of messages (e-mails) sent and received via e-mail using the corporate resources of Freedom Finance SPC LTD. Exercise of such right is possible for the purpose of control over: the justification of the use of the Internet, the conformity of these actions to the industrial necessity; the compliance of the employee in communication with counterparties the ethical norms adopted in Special Purpose Company Freedom Finance SPC LTD; the absence of confidential information in the sent messages, etc.

I, Akhmetov Kairat Bakibaevich, Director, having read the Information Security Guide (the “Guide”), agree with the standards established by the Guide and undertake to comply with and be guided by the Guide in my professional activities.
I am aware that violation of the Regulations and the Guide may entail disciplinary, criminal, administrative, civil or other liability provided for by the current legislation of the Republic of Kazakhstan, in the form of a disciplinary sanction, the obligation to compensate for damage to Special Purpose Company Freedom Finance SPC LTD (losses, lost profits and moral damage) and other measures provided for by the legislation of the Republic of Kazakhstan.

Instructed                /s/ Akhmetov K.B.        Akhmetov K.B.
(signature)         (initials, last name)